Exhibit 10.25
TAX PROTECTION AGREEMENT
          This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of ____, 2010, by and among Younan Properties, Inc., a Maryland corporation (the “REIT”), Younan Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), each Protected Partner identified as a signatory on Schedule I, as amended from time to time, and each Guarantee Partner identified as a signatory on Schedule II, as amended from time to time.
RECITALS
          WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office and certain other properties currently owned, directly or indirectly, by certain entities (collectively, the “Single Asset Entities”) and managed by Younan Properties, Inc., a California corporation (“YPI”), Younan Investment Properties LP, a Delaware limited partnership and subsidiary of YPI (“YIP”), or another affiliate of YPI;
          WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into an agreement and plan of merger with YPI, pursuant to which YPI will merge with and into the REIT;
          WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with YIP and certain other entities (the “SAE Entity Members”) that are direct or indirect partners or members of certain of the Single Asset Entities, pursuant to which, immediately following the merger identified in the preceding paragraph, (i) YIP will merge with and into the Operating Partnership and (ii) thereafter, the Operating Partnership will acquire all or a portion of the interests in each of the SAE Entity Members pursuant to mergers of the SAE Entity Members with and into the Operating Partnership in the order set forth in the merger agreement for each such SAE Entity Member;
          WHEREAS, YPI S/WL LLC, an affiliate of the Protected Partners’ Representative (as defined below) will assign to the Operating Partnership its rights and obligations under that certain purchase agreement (the “Fund Purchase Agreement”) between YPI S/WL LLC and Passco Younan Fund I LLC, a Delaware limited liability company (the “Fund”), pursuant to which YPI S/WL LLC has agreed to purchase certain interests held by the Fund, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of YPI S/WL LLC with and into the Operating Partnership, and the Operating Partnership will purchase the interests from the Fund pursuant to the terms of the Fund Purchase Agreement;
          WHEREAS, YGH Investments LLC, a California limited liability company and an SAE Entity Member will assign to YPI its rights and obligations under that certain purchase agreement (the “CHI Purchase Agreement”) to acquire all of Chung Hsein International LP’s interests in 4041 Central Plaza LLC, a Delaware limited liability company, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of YPI into the REIT and the REIT’s contribution of the assets of YPI to the Operating Partnership, and immediately after such merger and contribution, the Operating Partnership will consummate the transactions contemplated by the CHI Purchase Agreement;
          WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into an agreement and plan of merger with certain of the Single Asset Entities, pursuant to which, immediately following the transactions identified in the preceding paragraphs, the Operating Partnership will acquire, directly or indirectly, certain of the interests in the Single Asset Entities;
          WHEREAS, the Formation Transactions relate to the proposed initial public offering of the common stock of the REIT, par value $.01 per share, following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code (as defined below); and
          WHEREAS, as a condition to engaging in the Formation Transactions with respect to each Protected Property (as defined below), and as an inducement to do so, the parties hereto are entering into this Agreement;
          NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
          For purposes of this Agreement the following terms shall apply:
          Section 1.1 “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          Section 1.2 “Agreement” has the meaning set forth in the preamble.
          Section 1.3 “CHI Purchase Agreement” has the meaning set forth in the preamble.
          Section 1.4 “Closing Date” has the meaning assigned to it in the applicable Pre-Formation Transaction Documentation.
          Section 1.5 “Code” means the Internal Revenue Code of 1986, as amended.
          Section 1.6 “Collateral” has the meaning set forth in the definition of “Qualified Liability.”

          Section 1.7 “Debt Gross Up Amount” has the meaning set forth in definition of “Make Whole Amount.”
          Section 1.8 “Debt Notification Event” means, with respect to a Qualified Liability, any transaction in which such liability shall be refinanced, otherwise repaid (excluding for this purpose, scheduled payments of principal occurring prior to the maturity date of such liability), or guaranteed by any of the REIT, the Operating Partnership, or one or more of their Affiliates, or guaranteed by one or more partners of the Partnership.
          Section 1.9 “Exchange” has the meaning set forth in Section 2.1(b) of this Agreement.
          Section 1.10 “Formation Transaction Documentation” means all of the agreements and plans of merger, substantially in the forms accompanying the Request for Consent dated March 12, 2010, pursuant to which all of the equity interests in the Younan Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.
          Section 1.11 “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.
          Section 1.12 “Fund” has the meaning set forth in the preamble.
          Section 1.13 “Fund Purchase Agreement” has the meaning set forth in the preamble.
          Section 1.14 “Fundamental Transaction” means a merger, consolidation or other combination of the Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of the Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Partnership, or a conversion of the Operating Partnership into another form of entity.
          Section 1.15 “Guarantee Partner” means: (i) each signatory on Schedule II attached hereto, as amended from time to time; (ii) any person who holds OP Units and who acquired such OP Units from another Guarantee Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for Federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the transferor Guarantee Partner in such OP Units; and (iii) with respect to a Guarantee Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.4 with respect to such Guarantee Partner, any person who (y) holds an interest in such Guarantee Partner, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of such Guarantee Partner in its own gross income.
          Section 1.16 “Guarantee Opportunity” has the meaning set forth in Section 2.4(b).

          Section 1.17 “Guaranteed Liability” means any Qualified Liability that is guaranteed, in whole or in part, by one or more Guarantee Partners in accordance with Section 2.4(b) of this Agreement.
          Section 1.18 “Guarantee Permissible Liability” means a liability with respect to which the lender permits a guarantee.
          Section 1.19 “Gross Up Amount” has the meaning set forth in definition of “Make Whole Amount.”
          Section 1.20 “Make Whole Amount” means: (a) with respect to any Protected Partner that recognizes gain under Section 704(c) of the Code as a result of a Tax Protection Period Transfer, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner under Section 704(c) of the Code in respect of such Tax Protection Period Transfer (taking into account any adjustments under Section 743 of the Code to which such Protected Partner is entitled) multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on a Protected Partner as a result of the receipt by a Protected Partner of a payment under Section 2.2 (the “Gross Up Amount”); provided, however, that the Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that a Protected Partner might have that would reduce its actual tax liability; and (b) with respect to any Guarantee Partner that recognizes gain as a result of a breach by the Operating Partnership of the provisions of Section 2.4 hereof, the sum of (i) the product of (x) the income and gain recognized by such Guarantee Partner by reason of such breach, multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on a Guarantee Partner as a result of the receipt by a Guarantee Partner of a payment under Section 2.4(e) (the “Debt Gross Up Amount”); provided, however, that the Debt Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that a Guarantee Partner might have that would reduce its actual tax liability. For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, (i) subject to clause (ii) below, any “reverse Section 704(c) gain” allocated to such partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account, and (ii) if, as a result of adjustments to the Gross Asset Value (as defined in the OP Agreement) of the Protected Properties pursuant to clause (b) of the definition of Gross Asset Value as set forth in the OP Agreement, all or a portion of the gain recognized by the Operating Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain; provided that the total amount of 704(c) gain and income taken into account for purpose of calculating the Make Whole Amount shall not exceed the initial Section 704(c) gain amount as of the Closing Date (whether or not equal to the estimated amount set forth on Exhibit B).
          Section 1.21 “Make Whole Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2 and with respect to a Guarantee Partner who is entitled to receive payment under Section 2.4(e), the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of such Protected Partner or Guarantee Partner, as applicable (reduced, in the case of Federal taxes, by the deduction allowed for income taxes paid to a state or locality), for the taxable year in which the event that gave rise to such payment under Section 2.2 or Section 2.4 occurred. Notwithstanding the foregoing, if a Protected Partner or Guarantee Partner demonstrates to the reasonable satisfaction of the Operating Partnership that such Protected Partner or Guarantee Partner, as applicable, is not entitled to a Federal income tax deduction for all or a portion of the income taxes paid to a state or locality, the Make Whole Tax Rate applicable to such Protected Partner or Guarantee Partner shall be reduced only by the deduction, if any, the Protected Partner or Guarantee Partner is entitled to take for such taxes.
          Section 1.22 “OP Agreement” means the Agreement of Limited Partnership of Younan Properties, LP, as amended from time to time.
          Section 1.23 “OP Units” means common units of partnership interest in the Operating Partnership.
          Section 1.24 “Operating Partnership” has the meaning set forth in the preamble.
          Section 1.25 “Pass Through Entity” means a partnership, grantor trust, or S corporation for Federal income tax purposes.
          Section 1.26 “Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Partner or Guarantee Partner: (a) to such Protected Partner’s or Guarantee Partner’s children, spouse or issue; (b) to a trust for such Protected Partner or Guarantee Partner or such Protected Partner’s or Guarantee Partner’s children, spouse or issue; (c) in the case of a trust which is a Protected Partner or Guarantee Partner, to its beneficiaries, or any of them, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner or Guarantee Partner is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Partner or Guarantee Partner, to its partners or members; and/or (f) in the case of any corporation which is a Protected Partner or Guarantee Partner, to its shareholders, and (ii) by a party described in clauses (a), (b), (c) or (d) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c) or (d); provided, that for purposes of the definition of Tax Protection Period, such Protected Partner or Guarantee Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.
          Section 1.27 “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.
          Section 1.28 “Pre-Formation Interests” means the interests held by the Pre-Formation Participants.
          Section 1.29 “Pre-Formation Participants” means the holders of the equity interests in the relevant Younan Entities immediately prior to the Formation Transactions.

          Section 1.30 “Protected Partner” means: (i) each signatory on Schedule I attached hereto, as amended from time to time; (ii) any person who holds OP Units and who acquired such OP Units from another Protected Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for Federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the transferor Protected Partner in such OP Units; and (iii) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2 with respect to such Protected Partner, any person who (y) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of such Protected Partner in its own gross income.
          Section 1.31 “Protected Partners’ Representative” means Zaya Younan.
          Section 1.32 “Protected Property” mean each property identified on Exhibit A hereto and each property acquired in Exchange for a Protected Property as set forth in Section 2.1(b).
          Section 1.33 “Qualified Liability” means either:
               (a) A direct or indirect liability of the Operating Partnership (or of an entity whose separate existence from the Operating Partnership is disregarded for Federal income tax purposes) with respect to which all of the following requirements are satisfied:
                    (i) the liability is secured by real property or other assets (the “Collateral”) owned directly or indirectly by the Operating Partnership (or by an entity whose separate existence from the Operating Partnership is disregarded for Federal income tax purposes);
                    (ii) on the date on which the Operating Partnership designated such liability as a Qualified Liability, the fair market value (as reasonably determined in good faith by the Operating Partnership) of the Collateral was: (A) if the guarantee with respect to such liability is not on a “bottom dollar” basis, at least 1.5 times greater than the outstanding principal amount (and any accrued and unpaid interest) of the liability and any other Qualified Liabilities secured by such Collateral at such time, provided that if interest on such liability is not required to be paid at least annually or if the documents evidencing such liability permit the borrower to borrow additional amounts that are secured by the Collateral, the outstanding principal amount of such liability shall include the maximum amount that could be so added to the principal amount of such liability; and (B) if the guarantee with respect to such liability is on a “bottom dollar” basis, at least 1.5 times the aggregate amount of any Qualified Liabilities that is guaranteed by one or more Guarantee Partners under Section 2.4(b) secured by such Collateral at such time;
                    (iii) the liability constitutes “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code with respect to the Protected Partners;
                    (iv) other than guarantees by the Guarantee Partners, no other person has executed any guarantees with respect to such liability; and

                    (v) the Collateral does not provide security for another liability (other than another Qualified Liability) that ranks senior to, or pari passu with, the liability described in clause (i) above.
For purposes of determining whether clause (ii) has been satisfied in situations where one or more potential Qualified Liabilities are secured by more than one item of Collateral, the Operating Partnership shall allocate such liabilities among such items of Collateral in proportion to their relative fair market values (as reasonably determined in good faith by the Operating Partnership);
               (b) A direct liability of the Operating Partnership that
                    (i) is not secured by any of the assets of the Operating Partnership and is a general, recourse obligation of the Operating Partnership, and
                    (ii) is not provided by a lender that has an interest in the Operating Partnership or is related to the Operating Partnership within the meaning of Section 465(b)(3)(C) or the Code; or
               (c) Any other indebtedness approved by the Protected Partners’ Representative (or his successor or designee) in his sole and absolute discretion.
          Section 1.34 “Required Liability Amount” means, with respect to each Guarantee Partner, 110% of such Guarantee Partner’s estimated “negative tax capital account” as of the Closing Date, an estimate of which is set forth on Exhibit C hereto for each such Guarantee Partner.
          Section 1.35 “REIT” has the meaning set forth in the preamble.
          Section 1.36 “SAE Entity Members” has the meaning set forth in the recitals.
          Section 1.37 “Section 2.4 Notice” has the meaning set forth in Section 2.4(c).
          Section 1.38 “Single Asset Entities” has the meaning set forth in the recitals.
          Section 1.39 “Tax Protection Period” means, with respect to each Protected Partner and each Guarantee Partner, the period of time beginning on Closing Date and ending on the earlier to occur of: (a) the tenth (10th) anniversary of the Closing and (b) the date on which fifty percent (50%) or more of the OP Units originally received by the Protected Partner or Guarantee Partner, as applicable, in the Formation Transactions have been sold, exchanged or otherwise disposed of by any Protected Partner or Guarantee Partner, other than in a Permitted Disposition.
          Section 1.40 “Tax Protection Period Transfer” has the meaning set forth in Section 2.1(a) of this Agreement.
          Section 1.41 “Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

          Section 1.42 “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          Section 1.43 “YIP” has the meaning set forth in the recitals.
          Section 1.44 “YIP Merger Agreement” means the agreement and plan of merger pursuant to which YIP will merge with and into the Operating Partnership.
          Section 1.45 “Younan Entities” means YPI, YIP, the SAE Entity Members and the Single Asset Entities collectively.
          Section 1.46 “YPI” has the meaning set forth in the recitals.
ARTICLE II
TAX PROTECTIONS
          Section 2.1 Indemnification Upon Taxable Transfers.
               (a) Unless the Protected Partners’ Representative consents to a Tax Protection Period Transfer (as defined below), during the Tax Protection Period, the Operating Partnership shall indemnify the Protected Partners as set forth in Section 2.2 if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit (i) any Transfer of all or any portion of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property) in a transaction that would result in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code, or (ii) any Fundamental Transaction that would result in the recognition of taxable income or gain to any Protected Partner (a Fundamental Transaction and a Transfer, collectively a “Tax Protection Period Transfer”).
               (b) (a) shall not apply to any Tax Protection Period Transfer of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property) (i) in a transaction in which no gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721 (or any successor statutes) of the Code; provided, however, that any property acquired by the Operating Partnership in the Exchange shall remain subject to the provisions of this Article II in place of the exchanged Protected Property for the remainder of the Tax Protection Period or (ii) as a result of the condemnation or other taking of any Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 or a tax-free reinvestment of proceeds under Section 1033, provided that in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.

          Section 2.2 Indemnification for Taxable Transfers.
               (a) In the event of a Tax Protection Period Transfer described in Section 2.1(a), each Protected Partner shall, within 30 days after the closing of such Tax Protection Period Transfer, receive from the Operating Partnership an amount of cash equal to the estimated Make Whole Amount applicable to such Tax Protection Period Transfer. If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within 90 days after the closing of the Tax Protection Period Transfer, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by such Protected Partner.
               (b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a) or bring a claim against any person that acquires a Protected Property from the Operating Partnership in violation of Section 2.1(a).
          Section 2.3 Section 704(c) Gains. A good faith estimate of the initial amount of Section 704(c) gain allocable to each Protected Partner as of the Closing Date of each OP Merger is set forth on Exhibit B hereto. The parties acknowledge that the initial amount of such Section 704(c) gain may be adjusted over time as required by Section 704(c) of the Code and the Regulations promulgated thereunder.
          Section 2.4 Debt Maintenance and Allocation.
               (a) During the Tax Protection Period, the Operating Partnership shall: maintain on a continuous basis an amount of Qualified Liabilities at least equal to the aggregate Required Liability Amount of the Guarantee Partners. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Operating Partnership shall not be required to maintain any amount of Qualified Liabilities in excess of the aggregate Required Liability Amount of all Guarantee Partners.
               (b) (i) During the Tax Protection Period, the Operating Partnership shall provide each Guarantee Partner with the opportunity to execute a guarantee of one or more Qualified Liabilities that are Guarantee Permissible Liabilities in an amount up to such Guarantee Partner’s Required Liability Amount (each such opportunity and each opportunity required by Section 2.4(c), a “Guaranty Opportunity”), and (ii) after the Tax Protection Period, and for so long as a Guarantee Partner is a partner in the Operating Partnership, the Operating Partnership shall use commercially reasonable efforts to make Guaranty Opportunities available to the Guarantee Partner, provided that in the case of this clause (ii), the Operating Partnership shall not be required to incur any indebtedness that it would not otherwise have incurred and shall not be required to continue to maintain any indebtedness that it would not otherwise maintain, as determined by the Operating Partnership in its reasonable discretion; provided, however, that in the case of clauses (i) and (ii) the aggregate amount of all guarantees executed by all Guarantee Partners shall not exceed the aggregate Required Liability Amount of all Guarantee Partners. The Operating Partnership shall have the discretion to identify the Qualified Liability or Qualified Liabilities that shall be made available for guarantee by each Guarantee Partner. The Operating Partnership and each Guarantee Partner shall cooperate in good faith to determine mutually acceptable form and manner of the guarantee, provided such parties agree that the guarantee may be on a “bottom dollar” basis if so requested by a Guarantee Partner. Each Guarantee Partner and its direct and indirect owners may allocate the Guarantee Opportunity afforded to such Guarantee Partner in any manner they choose. The Operating Partnership agrees to file its tax returns allocating any debt subject to a Guarantee to the applicable Guarantee Partners, unless otherwise required by applicable law. Each Guarantee Partner shall bear the costs incurred by it in connection with the execution of any guarantee to which it is a party. To the extent a Guarantee Partner executes a guarantee, the Operating Partnership shall deliver a copy of such guarantee to the lender under the Guaranteed Liability promptly after receiving such copy from the relevant Guarantee Partner.
               (c) During the Tax Protection Period, the Operating Partnership shall not allow a Debt Notification Event to occur unless the Operating Partnership provides at least thirty (30) days’ written notice (a “Section 2.4 Notice”) to each Guarantee Partner that may be affected thereby. The Section 2.4 Notice shall describe the Debt Notification Event and designate and provide a description of one or more Qualified Liabilities that may be guaranteed by the Guarantee Partners pursuant to Section 2.4(b) of this Agreement in an amount equal to the amount of the refinanced or repaid Qualifying Debt that was guaranteed by such Guarantee Partner immediately prior to the date of the refinancing or repayment. Any Guarantee Partner that desires to execute a guarantee following the receipt of a Section 2.4 Notice shall provide the Operating Partnership with notice thereof within fifteen (15) days after the date of the Section 2.4 Notice.
               (d) Provided that the Operating Partnership satisfies its obligations under Section 2.4(a), (b) and (c) of this Agreement, it shall have no liability under Section 2.4(e) for breach of Section 2.4, whether or not such Guarantee Partner accepts such Guaranty Opportunity. Furthermore, the Operating Partnership makes no representation or warranty to any Guarantee Partner concerning the treatment or effect of any guarantee under Federal, state, local, or foreign Tax law, and bears no responsibility for any Tax liability of any Guarantee Partner or Affiliate thereof that is attributable to a reallocation, by a taxing authority, of debt subject to a guarantee (other than an act or omission that is indemnifiable under Section 2.4(e) of this Agreement).
               (e) If the Operating Partnership shall fail to comply with any provision of this Section 2.4, the Operating Partnership shall pay, within 30 days of such failure, a Make Whole Payment to each Guarantee Partner who recognizes income or gain as a result of such failure equal to the estimated Make Whole Amount applicable to such failure. If it is determined that the true Make Whole Amount applicable to a Guarantee Partner exceeds the estimated Make Whole Amount paid to such Guarantee Partner, then the Operating Partnership shall pay such excess to such Guarantee Partner within thirty (30) days after the true Make Whole Amount has been determined, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Guarantee Partner shall refund such excess to the Operating Partnership within thirty (30) days after the true Make Whole Amount has been determined, but only to the extent such excess was actually received by such Guarantee Partner.
               (f) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Guarantee Partner for a breach or violation of the covenants set forth in Section 2.4 shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in Section 2.4(e), and no Guarantee Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.4.
          Section 2.5 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by Section 8.08 of the YIP Merger Agreement.
ARTICLE III
GENERAL PROVISIONS
          Section 3.1 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.
          Section 3.2 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
          Section 3.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
          Section 3.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain form taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
          Section 3.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
          Section 3.6 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.
          Section 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.
          Section 3.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
          Section 3.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the principles of conflicts of law.
          Section 3.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.
          Section 3.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.
          Section 3.12 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of the REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the REIT or any other matter.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT: YOUNAN PROPERTIES, INC., a Maryland corporation
By:
Name:
Title:

OPERATING PARTNERSHIP: YOUNAN PROPERTIES, L.P., a Maryland limited partnership
By:	YOUNAN PROPERTIES, INC.
a Maryland corporation,
Its General Partner

By:
Name:
Title:

Signature Page to Tax Protection Agreement

SCHEDULE I
PROTECTED PARTNERS
SEE ATTACHED.

SCHEDULE II
GUARANTEE PARTNERS
SEE ATTACHED.

EXHIBIT A
PROTECTED PROPERTIES

Property Name	Property Address
1600 Corporate Center	1600 East Golf Road, Rolling Meadows, Illinois
Bannockburn Corporate Center	3000 Lakeside Drive, Bannockburn, Illinois
KPMG Center	717 N. Harwood, Dallas, Texas
Meridian Bank Tower	3500 North Central Avenue, Phoenix, Arizona
Younan North LaSalle	200 North LaSalle, Chicago, Illinois
Younan West Loop	1700 West Loop South, Houston, Texas

EXHIBIT B
ESTIMATED ALLOCATIONS OF SECTION 704(c) GAIN
SEE ATTACHED.

EXHIBIT C
REQUIRED LIABILITY AMOUNT
SEE ATTACHED.